Exhibit 11
                             The Meditrust Companies
              Statement Regarding Computation of Earnings Per Share
                    (In thousands, except per Share amounts)


                                                      Year ended December 31,
                                                  -----------------------------
Basic:                                              1997      1996      1995
                                                   -------   -------   -------


Weighted average number of shares outstanding        76,070    71,445    57,151
                                                  =========  ========  ========
Net income before extraordinary item              $ 162,412  $157,976  $119,972
Extraordinary item: Loss on prepayment of debt                           33,454
                                                  ---------  --------  --------
Net income                                        $ 162,412  $157,976  $ 86,518
                                                  =========  ========  ========

Per Share amounts:
Net income  per share (A)                             $2.14     $2.21     $2.10
Extraordinary item: Loss on prepayment of debt                             0.59
                                                  ---------  --------  --------
Net income                                            $2.14     $2.21     $1.51
                                                  =========  ========  ========

(A) This calculation is submitted in accordance with Regulation S-K item 601 (b)(11)

Diluted:
Weighted average number of shares used in
 Basic calculation                                   76,070    71,445    57,151
Dilutive effect of:
  Stock options                                         454       306       306

  Assumed conversion of convertible debentures (C)       -         -         -
                                                  ---------  --------  --------
Diluted weighted average shares
  and equivalent shares outstanding                  76,524    71,751    57,457
                                                  =========  ========  ========
Net income before extraordinary item              $ 162,412  $157,976  $119,972
Interest and debt amortization
  on assumed conversion of debentures                    -         -         -
                                                  ---------  --------  --------

Adjusted net income before extraordinary item       162,412   157,976   119,972
Extraordinary item: Loss on prepayment of debt                           33,454
                                                  ---------  --------  --------
Net income                                        $ 162,412  $157,976  $ 86,518
                                                  =========  ========  ========

Per Share amounts:
Net income  per share (B)                             $2.12     $2.20     $2.09
Extraordinary item: Loss on prepayment of debt                             0.58
                                                  ---------  --------  --------
Net income                                            $2.12     $2.20     $1.51
                                                  =========  ========  ========


(B) This calculation is submitted in accordance with Regulation S-K item 601(b) (11)
(C) Convertible debentures are not included due to their antidilutive effect.

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